Exhibit 99.1

NEWS RELEASE

Contact:	Alliance Data Tiffany Louder – Investor Relations Alliance Data 214.494.3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214.494.3811 shelley.whiddon@alliancedata.com	Epsilon Britta Petersen – Media 773-796-5434 britta.petersen@epsilon.com

ALLIANCE DATA'S EPSILON SIGNS EXPANDED AGREEMENT WITH
TALKING RAIN BEVERAGE COMPANY; NOW INTEGRATED AGENCY OF
RECORD FOR SPARKLING ICE BRAND

Epsilon to Lead Brand Strategy, Media, Analytics and Shopper

PLANO, TX – August 16, 2018 – Epsilon®, an Alliance Data (NYSE: ADS) company, today announced the signing of an expanded multi-year agreement with Talking Rain Beverage Company. Epsilon will be the lead agency for integrated marketing efforts across Sparkling Ice flavored sparkling waters in the United States, leveraging a suite of services, including strategy, media, analytics and shopper solutions, to drive business growth. Epsilon has provided customer marketing services for Talking Rain brands since 2014.

A privately-held beverage company headquartered in Preston, Wash, Talking Rain manufactures and distributes enhanced and sparkling waters. Sparkling Ice, the company's most prominent brand, is distributed internationally throughout North America, the United Kingdom, Australia and select countries in the Caribbean and Central America.

As the original flavored sparkling water brand in the sparkling water category, Sparkling Ice has consistently focused on changing consumer demands while facing strong competition. Under the terms of the expanded agreement, Epsilon will develop the integrated strategy for Sparkling Ice's national brand campaign, leveraging data intelligence and customer marketing to drive awareness, sales and loyalty. In addition to retailer activations, part of the original partnership agreement, Epsilon will identify unique media opportunities, interacting with consumers across a variety of channels to create emotional connections. Epsilon will also provide analytics knowledge and measurement to continually enhance and improve marketing strategies that drive results.

"Sparkling Ice is in a highly competitive category, which requires a commitment to understanding customers and anticipating and meeting consumer needs. It's an exciting time for our brand as it constantly evolves to provide the best possible experience and product for our consumers," said Sarah Gustat, vice president of marketing at Talking Rain. "Epsilon's understanding of our brand, the beverage industry and their innovative approach to marketing were evident through their previous work. We trust that Epsilon's integrated data-driven agency offerings will continue to efficiently grow our business."

"We're always delighted to work alongside a client with a longtime brand heritage, and yet is eager to stay relevant through continuously introducing emerging and innovative strategies," said Bryan Kennedy, chief executive officer at Epsilon/Conversant. "Talking Rain has stayed connected with its consumers for more than thirty years thanks to strong marketing solutions, and we're thrilled to be the partner who can help them prepare for success over the next thirty years."

About Talking Rain
An iconic brand in the Seattle-area for more than 30 years, Talking Rain is a Washington-based beverage company situated in the foothills of the Cascade Mountains. This innovative company is outselling global brands in flavor-categories across the U.S., while beginning to find success internationally with the brand's bold-flavored, lightly carbonated sparkling water.

A part of the Talking Rain product portfolio for over 25 years, Sparkling Ice beverages were often overlooked, until a major organizational shift in 2010 where the new leadership team refocused the company's efforts on this diamond in the rough. At that time, Talking Rain started to build a strong marketing, sales and manufacturing team to focus efforts on this flavored, zero-calorie carbonated beverage, which was quietly building a strong following in the Northwest since entering the marketplace.

About Epsilon
Epsilon® is an all-encompassing global marketing innovator. We provide unrivaled data intelligence and customer insights, world-class technology including loyalty, email and CRM platforms and data-driven creative, activation and execution. Epsilon's digital media arm, Conversant®, is a leader in personalized digital advertising and insights through its proprietary technology and trove of consumer marketing data, delivering digital marketing with unprecedented scale, accuracy and reach through personalized media programs and through CJ AffiliateTM, one of the world's largest affiliate marketing networks. Together, we bring personalized marketing to consumers across offline and online channels, at moments of interest, that help drive business growth for brands. An Alliance Data® company, Epsilon employs over 8,000 associates in 70 offices worldwide. For more information, visit www.epsilon.com and follow us on Twitter @EpsilonMktg.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ approximately 20,000 associates at more than 100 locations worldwide.

Alliance Data's card services business is a provider of market-leading private label, co-brand, and business credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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